Highland Floating Rate Fund: Exhibit 77C

A Special Meeting of the Shareholders of Highland Floating Rate Fund (the "Fund") was held on July 20, 2007, and adjourned to August 21, 2007. The following proposals were submitted for a vote of the shareholders:

1.	The approval of a New Portfolio Advisory Agreement between Highland
Floating Rate Limited Liability Company and Highland Capital
Management, L.P.

A quorum of the shares outstanding was present, and the votes passed with a majority of those shares. The results were as follows:

NAME                            New Investment Advisory Agreement
SHARES VOTED FOR                86,523,909
PERCENTAGE OF SHARES VOTED      76.61%
SHARES VOTED AGAINST            20,673,537
PERCENTAGE OF SHARES VOTED      18.30%
SHARES WITH AUTHORITY WITHHELD  5,746,557
PERCENTAGE OF SHARES VOTED      5.09%


2.	The approval of an Agreement and Plan of Reorganization, pursuant to which the Fund would be reorganized into a newly formed Delaware statutory trust, also named Highland Floating Rate Fund.

A quorum of the shares outstanding was present, and the votes passed with a majority of those shares. The results were as follows:

NAME                             Agreement and Plan of Reorganization
SHARES VOTED FOR                 95,833,921
PERCENTAGE OF SHARES VOTED       84.85%
SHARES VOTED AGAINST             8,919,328
PERCENTAGE OF SHARES VOTED       7.90%
SHARES WITH AUTHORITY WITHHELD   8,190,754
PERCENTAGE OF SHARES VOTED       7.25%


3.	The approval of the Fund's conversion to a single-fund structure and the liquidation and dissolution of Highland Floating Rate Limited
Liability Company.

A quorum of the shares outstanding was present, and the votes passed with a majority of those shares. The results were as follows:

NAME                             Conversion to a Single Fund Structure
SHARES VOTED FOR                 95,893,621
PERCENTAGE OF SHARES VOTED       84.90%
SHARES VOTED AGAINST             8,530,404
PERCENTAGE OF SHARES VOTED       7.55%
SHARES WITH AUTHORITY WITHHELD   8,519,981
PERCENTAGE OF SHARES VOTED       7.54%